      As filed with the Securities and Exchange Commission on July 31, 2001
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                              --------------------

                            LIFEPOINT HOSPITALS, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                  52-2165845
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
    incorporation or organization)

      103 Powell Court, Suite 200                           37027
         Brentwood, Tennessee                            (Zip Code)
    (Address of Principal Executive
               Offices)

             LifePoint Hospitals, Inc. Executive Stock Purchase Plan
                            (Full title of the plan)

                         William F. Carpenter III, Esq.
              Senior Vice President, General Counsel and Secretary
                            LifePoint Hospitals, Inc.
                           103 Powell Court, Suite 200
                           Brentwood, Tennessee 37027
                                 (615) 372-8500
            (Name, address and telephone number of agent for service)

                         ------------------------------

                                   Copies to:
                              Paul D. Gilbert, Esq.
                         Waller Lansden Dortch & Davis,
                    A Professional Limited Liability Company
                          511 Union Street, Suite 2100
                           Nashville, Tennessee 37219

                         CALCULATION OF REGISTRATION FEE

============================================================================================================

                                                        PROPOSED MAXIMUM   PROPOSED MAXIMUM  AMOUNT OF
                                          AMOUNT TO BE   OFFERING PRICE       AGGREGATE     REGISTRATION
 TITLE OF SECURITIES TO BE REGISTERED    REGISTERED (1)   PER SHARE (2)     OFFERING PRICE    FEE (3)
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value (4)        560,975 shares       $42.09          $23,611,438       $5,903
============================================================================================================

(1) Consists of shares of common stock which have been issued under the LifePoint Hospitals, Inc. Executive Stock Purchase Plan and are being registered for resale. This registration statement also covers any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the registrant which results in an increase in the number of shares of our common stock.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average high and low sales reported on the Nasdaq National Market on July 26, 2001.

(3) Pursuant to Rule 457(p) of the Securities Act, the registrant hereby offsets the registration fee required in connection with this registration statement by the amount of $1,110 previously paid in connection with the registrant's registration statement on Form S-3 (Registration No. 333-55824) filed February 16, 2001 relating to securities registered thereunder that remain unsold.

(4) Includes the Series A preferred stock purchase rights associated with the common stock.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                EXPLANATORY NOTE

         We have prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register shares of our common stock, par value $.01 per share, issued pursuant to our Executive Stock Purchase Plan.

         Filed as part of this registration statement on Form S-8 is a reoffer prospectus that we have prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reofferings and resales of up to 560,975 shares of common stock which have been issued to the selling stockholders under the plan.

REOFFER PROSPECTUS

                            LIFEPOINT HOSPITALS, INC.

                         560,975 SHARES OF COMMON STOCK

         This reoffer prospectus relates to 560,975 shares of LifePoint Hospitals, Inc. common stock acquired by the individuals listed under the "Selling Stockholders" section of this reoffer prospectus pursuant to our Executive Stock Purchase Plan. The shares covered by this reoffer prospectus may be offered for sale by the selling stockholders from time to time in ordinary brokerage transactions on the Nasdaq National Market at market prices prevailing at the time of the sale or in one or more negotiated transactions at prices acceptable to the respective selling stockholder.

         The shares covered by this reoffer prospectus are "restricted securities" under the Securities Act before their sale under the reoffer prospectus. The reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders to the public without restriction. To our knowledge, the selling stockholders have no arrangement with any brokerage firm for the sale of the shares covered by this reoffer prospectus. The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         Our common stock is traded on Nasdaq under the symbol "LPNT." On July 30, 2001, the last sale price for our common stock as quoted on Nasdaq was $42.83 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS REOFFER PROSPECTUS.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

             The date of this reoffer prospectus is July 31, 2001.

                                TABLE OF CONTENTS

SHARES SUBJECT TO THIS REOFFER PROSPECTUS...................................3

ABOUT THE COMPANY...........................................................3

RISK FACTORS................................................................6

FORWARD-LOOKING STATEMENTS.................................................15

USE OF PROCEEDS............................................................17

SELLING STOCKHOLDERS.......................................................17

PLAN OF DISTRIBUTION.......................................................18

EXPERTS ...................................................................18

WHERE YOU CAN FIND MORE INFORMATION........................................19

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................19

                    SHARES SUBJECT TO THIS REOFFER PROSPECTUS

         This reoffer prospectus relates to 560,975 shares of LifePoint Hospitals, Inc. common stock acquired by selling stockholders pursuant to our Executive Stock Purchase Plan. The selling stockholders are senior management employees of the company.

         On May 11, 1999, the selling stockholders acquired an aggregate of 560,975 shares of common stock under our Executive Stock Purchase Plan. The company loaned the selling stockholders the money necessary to purchase these shares. These loans are evidenced by full-recourse promissory notes payable by the respective selling stockholders to the company. Under the Executive Stock Purchase Plan, after May 11, 2001, the selling stockholders may sell that number of shares purchased under the plan necessary to repay their loans from the company and to pay associated expenses and fees.

         The shares covered by this reoffer prospectus are "restricted securities" under the Securities Act before their sale under the reoffer prospectus. The reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders to the public without restriction.


                                ABOUT THE COMPANY
WHO WE ARE

         We operate 21 general, acute care hospitals with an aggregate of 1,963 licensed beds in growing, non-urban communities. In all but one of our communities, our hospital is the only provider of acute care hospital services. Our hospitals are located in Alabama, Florida, Kansas, Kentucky, Tennessee, Utah and Wyoming.

THE NON-URBAN HEALTHCARE MARKET

         We believe that growing, non-urban healthcare markets are attractive because of the following factors:

         - LESS COMPETITION. Non-urban communities have smaller populations with fewer hospitals and other healthcare service providers. We believe that the smaller populations and the relative significance of the one or two acute care hospitals in these markets discourage the entry of new providers.

         - MORE FAVORABLE PAYMENT ENVIRONMENT. Non-urban hospitals can often negotiate reimbursement rates with managed care plans that are more favorable, in general, than those available in urban markets. Moreover, when compared to acute care hospitals in urban markets, acute care hospitals in non-urban markets generally receive a lower percentage of their revenues from managed care payors, such as HMOs and PPOs.

         - COMMUNITY FOCUS. We believe that non-urban areas generally view the local hospitals as an integral part of the community.

         - ACQUISITION OPPORTUNITIES. Not-for-profit and governmental entities own most non-urban hospitals. These entities typically have limited access to capital and sometimes lack management resources. As a result, we believe that many non-urban hospitals are attractive acquisition candidates.

OPERATING PHILOSOPHY

         We are committed to operating acute care hospitals in growing, non-urban markets. As a result, we adhere to an operating philosophy that is focused on the unique patient and provider needs and opportunities in these communities. This philosophy includes a commitment to:

         - improving the quality and scope of available healthcare services;

         - providing physicians a positive environment in which to practice medicine, with access to necessary equipment and resources;

         -        providing an outstanding work environment for employees;

         - recognizing and expanding the hospital's role as a community asset; and

         -        continuing to improve each hospital's financial performance.

BUSINESS STRATEGY

         We manage our hospitals in accordance with our operating philosophy and have developed the following strategies tailored for each of our markets:

         - EXPAND BREADTH OF SERVICE AND ATTRACT COMMUNITY PATIENTS. We strive to increase revenues by improving the quality and broadening the scope of healthcare services available at our facilities. We believe these actions will encourage patients to seek care at our hospitals rather than at competing facilities in other communities.

         - STRENGTHEN PHYSICIAN RECRUITING AND RETENTION. We seek to enhance the quality of care available locally by recruiting and retaining physicians for our non-urban communities. We continue to recruit physicians from a broad range of specialties targeted to the needs of each community.

         - RETAIN AND DEVELOP STABLE MANAGEMENT. We seek to retain the executive teams at our hospitals to enhance medical staff relations and maintain continuity of relationships within the community.

         - IMPROVE MANAGED CARE POSITION. We strive to improve our revenues from managed care plans by negotiating facility-specific contracts with these payors on terms appropriate for smaller, non-urban markets. When we operated as a division of HCA, we did not have the ability to negotiate facility-specific managed care agreements and were often tied to arrangements more favorable to HCA's urban hospitals.

         - IMPROVE EXPENSE MANAGEMENT. We seek to control costs by, among other things, reducing labor costs, improving labor productivity, controlling supply expenses and reducing uncollectible revenues. We believe that as our company grows, we will likely benefit from our ability to spread fixed administrative costs over a larger base of operations.

         - ACQUIRE OTHER HOSPITALS. We continue to pursue a disciplined acquisition strategy and seek to identify and acquire attractive hospitals in growing, non-urban markets.

OUR FORMATION

         We were formed as a division of HCA in November 1997 to operate general, acute care hospitals in non-urban communities. We became an independent, publicly-traded company on May 11, 1999 when HCA distributed all outstanding shares of our common stock to its stockholders.

PRINCIPAL EXECUTIVE OFFICES

         Our principal executive offices are located at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, and our telephone number is 615-372-8500. Our World Wide Web address is www.lifepointhospitals.com. Information in the website is not part of this reoffer prospectus and should not be considered part of this reoffer prospectus.

                                  RISK FACTORS

         In evaluating an investment in our common stock, you should carefully consider the following factors in addition to the other information included in or incorporated by reference in this reoffer prospectus.

OUR REVENUES MAY DECLINE IF FEDERAL OR STATE PROGRAMS REDUCE MEDICARE OR MEDICAID PAYMENTS OR MANAGED CARE COMPANIES REDUCE REIMBURSEMENT FOR SERVICES PROVIDED BY OUR HOSPITALS.

         For the year ended December 31, 2000 and for the six months ended June 30, 2001, we derived 47.0% and 48.9%, respectively, of our revenues from the Medicare and Medicaid programs. In recent years, federal and state governments made significant changes in the Medicare and Medicaid programs. These changes have decreased the amounts of money we receive for our services to patients who participate in these programs.

         In recent years, Congress and some state legislatures have introduced an increasing number of other proposals to make major changes in the healthcare system. Medicare-reimbursed, hospital-outpatient services converted to a prospective payment system on August 1, 2000. This system creates limitations on levels of payment for a substantial portion of hospital outpatient procedures. Future federal and state legislation may further reduce the payments we receive for our services.

         A number of states have adopted legislation designed to reduce their Medicaid expenditures and to provide universal coverage and additional care to their residents. Some states propose to enroll Medicaid recipients in managed care programs and impose additional taxes on hospitals to help finance or expand the states' Medicaid systems.

         In addition, insurance and managed care companies and other third parties from whom we receive payment for our services increasingly attempt to control healthcare costs by requiring that hospitals discount their fees in exchange for exclusive or preferred participation in their benefit plans. We believe that this trend may continue and may reduce the payments we receive for our services.

WE MAY BE SUBJECTED TO ALLEGATIONS THAT WE FAILED TO COMPLY WITH GOVERNMENTAL REGULATION WHICH COULD RESULT IN SANCTIONS THAT REDUCE OUR REVENUE AND PROFITABILITY.

         All participants in the healthcare industry are required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, privacy, compliance with building codes and environmental protection. These laws often contain safe harbor provisions which describe some of the conduct and business relationships that are immune from prosecution. Some of our current business arrangements do not qualify for a safe harbor. This does not automatically render our arrangements illegal. However, we may be subject to scrutiny by enforcement authorities. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate our hospitals and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

         Significant media and public attention recently has focused on the hospital industry due to ongoing investigations related to referrals, cost reporting and billing practices, laboratory and home healthcare services, physician ownership and joint ventures involving hospitals. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the Office of the Inspector General of the United States Department of Health and Human Services and the United States Department of Justice periodically establish enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Recent initiatives include a focus on hospital billing practices.

         In public statements, governmental authorities have taken positions on issues for which little official interpretation was previously available. Some of these positions appear to be inconsistent with common practices within the industry and which have not previously been challenged in this manner. Moreover, some government investigations that have in the past been conducted under the civil provisions of federal law are now being conducted as criminal investigations under the Medicare fraud and abuse laws.

         The laws and regulations that we must comply with are complex and subject to change. In the future, different interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses.

IF WE FAIL TO EFFECTIVELY RECRUIT AND RETAIN PHYSICIANS AND NURSES OUR ABILITY TO DELIVER HEALTHCARE SERVICES EFFICIENTLY WILL SUFFER.

         Physicians generally direct the majority of hospital admissions. Our success, in part, depends on the number and quality of physicians on our hospitals' medical staffs, the admissions practices of these physicians and the maintenance of good relations with these physicians. We generally do not employ physicians. Only a limited number of physicians practice in the non-urban communities where our hospitals are located. Our primary method of adding or expanding medical services is the recruitment of new physicians into our communities.

         The success of our recruiting efforts depends on several factors. In general, there is a shortage of specialty care physicians. We face intense competition in the recruitment of specialists because of the difficulty convincing these individuals of the benefits of practicing in a rural community. Physicians are concerned with the patient volume in rural hospitals and whether the volume will allow them to generate income comparable to that which they would generate in an urban setting. If the trend in the United States over the last several years to move out of cities and into more rural areas changes and the growth rate in the rural communities where our hospitals operate slows, then we could experience difficulty attracting physicians to practice in our communities.

         There is generally a shortage of nurses. Our hospitals may be forced to hire expensive contract nurses if they are unable to recruit and retain nurses. The shortage of nurses may affect our hospitals' ability to deliver healthcare services efficiently.

OUR REVENUE IS HEAVILY CONCENTRATED IN KENTUCKY AND TENNESSEE, WHICH MAKES US PARTICULARLY SENSITIVE TO REGULATORY AND ECONOMIC CHANGES IN THOSE STATES.

         Our revenue is particularly sensitive to regulatory and economic changes in the states of Kentucky and Tennessee. As of December 31, 2000, we operated 20 hospitals with six located in the Commonwealth of Kentucky and six located in the State of Tennessee. We generated 38.8% of our revenue from our Kentucky hospitals and 20.7% from our Tennessee hospitals for the year ended December 31, 2000. Effective January 2, 2001, we began operating Bluegrass Community Hospital in Versailles, Kentucky. Based on our operation of 21 hospitals this year, we generated 39.8% of our revenue from our Kentucky hospitals and 21.7% from our Tennessee hospitals for the six months ended June 30, 2001. One managed care organization that participates in Tennessee's Medicaid program has been placed in rehabilitation by the State of Tennessee, and one managed care organization in

Kentucky has been placed in receivership by the State of Kentucky. Other managed care organizations in the states in which we derive significant revenue may encounter similar difficulties in paying claims in the future.

WE MAY HAVE DIFFICULTY ACQUIRING HOSPITALS ON FAVORABLE TERMS, AVOIDING UNKNOWN OR CONTINGENT LIABILITIES OF ACQUIRED HOSPITALS AND, BECAUSE OF REGULATORY SCRUTINY, ACQUIRING NONPROFIT ENTITIES.

         One element of our business strategy is expansion through the acquisition of acute care hospitals in growing, non-urban markets. We face significant competition to acquire other attractive, rural hospitals. We may not find suitable acquisitions on favorable terms. We also may incur or assume additional indebtedness as a result of the consummation of any acquisitions. In addition, in order to ensure the tax-free treatment of the distribution of our stock from HCA, our ability to issue stock as consideration for acquisitions is limited. Our failure to acquire non-urban hospitals consistent with our growth plans could prevent us from increasing our revenues.

         We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. We have policies to conform the practices of acquired facilities to our standards and applicable law and generally will seek indemnification from prospective sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses.

         In recent years, the legislatures and attorneys general of several states have become more interested in sales of hospitals by not-for-profit entities. This heightened scrutiny may increase the cost and difficulty, or prevent our completion, of transactions with not-for-profit organizations in the future.

CERTIFICATE OF NEED LAWS MAY PROHIBIT OR LIMIT ANY FUTURE EXPANSION BY US IN STATES WITH THESE LAWS.

         Some states require prior approval for the purchase, construction and expansion of health care facilities, based on a state's determination of need for additional or expanded health care facilities or services. Four states in which we currently own hospitals, Alabama, Florida, Kentucky and Tennessee, require a certificate of need for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. We may not be able to obtain certificates of need required for expansion activities in the future. If we fail to obtain any required certificate of need, our ability to operate or expand operations in these states could be impaired.

OUR ABILITY TO INCUR SUBSTANTIAL DEBT COULD CAUSE US TO BECOME A HIGHLY LEVERAGED COMPANY.

         On June 19, 2001, we completed a $200 million, five-year amended and restated credit agreement that increased the amount we may draw on our revolving credit commitment from $65 million to $200 million and extended the current credit agreement to five years. At June 30, 2001, we had not made a draw under this new credit agreement. We have the ability to incur additional debt, subject to limitations imposed by our credit agreement and the indenture governing the notes issued by our subsidiary, LifePoint Hospitals Holdings, Inc. At June 30, 2001, our consolidated long-term debt, attributed solely to these notes, equaled approximately $150 million. Any substantial increase in our debt levels could have important consequences to our stockholders, including the following:

         - make us more vulnerable to economic downturns and to adverse changes in business conditions, such as further limitations on reimbursement under Medicare and Medicaid programs;

         - limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

         - require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on any indebtedness, reducing the funds available for our operations;

         - make us vulnerable to increases in interest rates if our borrowings are at variable rates of interest; and

         - require us to pay the indebtedness immediately if we default on any of the numerous financial and other restrictive covenants, including restrictions on our payments of dividends, incurrences of indebtedness and sale of assets.

FEDERAL AND STATE INVESTIGATIONS OF HCA COULD SUBJECT OUR HOSPITALS AND OPERATIONS TO INCREASED GOVERNMENTAL SCRUTINY.

         HCA is currently the subject of various federal and state investigations, qui tam actions, shareholder derivative and class action suits, patient/payer actions and general liability claims. HCA is also the subject of a formal order of investigation by the SEC. HCA understands that the SEC's investigation includes the anti-fraud, insider trading, periodic reporting and internal accounting control provisions of the federal securities laws. These investigations, actions and claims relate to HCA and its subsidiaries, including subsidiaries that, before our formation as an independent company, owned the facilities we now own.

         HCA is a defendant in several qui tam actions, or actions brought by private parties, known as relators, on behalf of the United States of America, which have been unsealed and served on HCA. The actions allege, in general, that HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act, 31 U.S.C. ss. 3729 et seq., by submitting improper claims to the government for reimbursement. The lawsuits seek three times the amount of damages caused to the United States by the submission of any Medicare or Medicaid false claims presented by the defendants to the federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. HCA has disclosed that, on March 15, 2001, the Department of Justice filed a status report setting forth the government's decisions regarding intervention in existing qui tam actions against HCA and filed formal complaints for those suits in which the government has intervened. HCA stated that, of the original 30 qui tam actions, the Department of Justice remains active and has elected to intervene in eight actions. HCA has also disclosed that it is aware of additional qui tam actions that remain under seal and believes that there may be other sealed qui tam cases of which it is unaware.

         On December 14, 2000, HCA announced that it signed an agreement with the Department of Justice and four U.S. attorneys' offices resolving all pending federal criminal issues in the government's investigation. The criminal agreement has been accepted by the federal district courts. The criminal agreement provided that HCA pay the government $95 million, which payment was made during the first quarter of 2001, and that two non-operating subsidiaries enter certain criminal pleas, which pleas were entered in January 2001.

         HCA also announced that it signed a civil settlement agreement with the Department of Justice resolving civil false claims issues related to DRG coding, outpatient laboratory and home health. The civil settlement agreement provides that in return for releases on these issues, HCA will pay the government $745 million, with interest accruing from May 18, 2000 to the payment date at a rate of 6.5%. The civil payment will be made upon receipt of court approval of the settlement. The civil issues that are not covered by the civil agreement include claims related to cost reports and physician relations issues.

         The agreements announced on December 14, 2000 relate only to conduct that was the subject of the federal investigations resolved in the agreements, and HCA has stated publicly that it continues to discuss civil claims relating to cost reporting and physician relations with the government. These agreements with the government do not resolve various qui tam actions filed by private parties against HCA, or any pending state actions. In addition to other claims not covered by these agreements, the government also reserved its rights under these agreements to pursue any claims it may have for:

         - any civil, criminal or administrative liability under the Internal Revenue Code;

         -        any other criminal liability;

         - any administrative liability, including mandatory exclusion from federal health care programs;

         - any liability to the United States (or its agencies) for any conduct other than the conduct covered in the government's investigation;

         - any express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services, provided by HCA;

         - any claims for personal injury or property damage or for other similar consequential damages arising from the conduct subject to the investigation; and

         - any civil or administrative claims of the United States against individuals.

         In addition, five of our current and former hospitals received notices in early 2001 from the Centers for Medicare and Medicaid Services ("CMMS"), formerly known as the Health Care Financing Administration, a United States government agency that runs the Medicare and Medicaid programs. The notices stated that CMMS was re-opening, for examination, cost reports for Medicare and Medicaid reimbursement filed by these hospitals for periods between 1993 and 1998, which pre-dates our spin-off from HCA.

         HCA has agreed to indemnify us for any losses, other than consequential damages, arising from the pending governmental investigations of HCA's business practices prior to the date of the distribution and losses arising from legal proceedings, present or future, related to the investigation or actions engaged in before the distribution that relate to the investigation. HCA has also agreed that, in the event that any hospital owned by us at the time of the spin-off is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then HCA will make a cash payment to us, in an amount (if positive) equal to five times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital. However, we could be held responsible for any claims that are not covered by the agreements reached with the federal government or for which HCA is not required to, or fails to, indemnify us. If indemnified matters were asserted successfully against us or any of our facilities, and HCA failed to meet its indemnification obligations, then this event could have a material adverse effect on our business, financial condition, results of operations or prospects.

         The extent to which we may or may not continue to be affected by the ongoing investigations of HCA and the initiation of additional investigations, if any, cannot be predicted. These matters could have a material adverse effect on our business, financial condition, results of operations or prospects in future periods.

WE DEPEND SIGNIFICANTLY ON KEY PERSONNEL, AND THE LOSS OF ONE OR MORE SENIOR OR LOCAL MANAGEMENT PERSONNEL COULD LIMIT OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY.

         We depend on the continued services and management experience of Kenneth C. Donahey and our other executive officers. If Mr. Donahey or any of our other executive officers resign their positions or otherwise are unable to serve, our management expertise and ability to deliver healthcare services efficiently could be weakened. In addition, if we fail to attract and retain managers at our hospitals and related facilities our operations will suffer.

OTHER HOSPITALS PROVIDE SIMILAR SERVICES, WHICH MAY RAISE THE LEVEL OF COMPETITION FACED BY OUR HOSPITALS.

         Competition among hospitals and other healthcare providers for patients has intensified in recent years. All but one of our hospitals operate in geographic areas where we are currently the sole provider of hospital services in these communities. While our hospitals face less direct competition in our immediate service areas, we do compete with other hospitals, including larger tertiary care centers. Although these competing hospitals may be in excess of 30 to 50 miles away from our facilities, patients in these markets may migrate to, may be referred by local physicians to, or may be lured by incentives from managed care plans to travel to these distant hospitals. Some of these competing hospitals use equipment and services more specialized than those available at our hospitals. In addition, some of the hospitals that compete with us are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals can make capital expenditures without paying sales, property and income taxes. We also face competition from other specialized care providers, including outpatient surgery, orthopedic, oncology and diagnostic centers.

WE HAVE LIMITED OPERATING HISTORY AS AN INDEPENDENT COMPANY.

         Prior to May 11, 1999, we operated as the America Group division of HCA. Accordingly, we do not have a long operating history as an independent, publicly-traded company. Before the distribution of our stock from HCA, we historically relied on HCA for various financial, administrative and managerial expertise relevant to the conduct of our business. HCA continues to provide some support services to us on a contractual basis. We did not generate a profit for 1999. Although we generated a profit in 2000, we may not have net profits in the future.

IF OUR ACCESS TO HCA'S INFORMATION SYSTEMS IS RESTRICTED OR WE ARE NOT ABLE TO INTEGRATE CHANGES TO OUR EXISTING INFORMATION SYSTEMS, OUR OPERATIONS COULD SUFFER.

         Our business depends significantly on effective information systems to process clinical and financial information. Information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology. We rely heavily on HCA for information systems. Under a contract with an initial term that will expire on May 11, 2006, HCA provides financial, clinical, patient accounting and network information services to us. If our access to these systems is limited in the future or if HCA develops systems more appropriate for the urban healthcare market and not suited for our hospitals, our operations could suffer. In addition, as new information systems are developed, we must integrate them into our existing systems. Evolving industry and regulatory standards, including the Health Insurance Portability and Accountability

Act of 1996, commonly known as "HIPAA," may require changes to our information systems. We may not be able to integrate new systems or changes required to our existing systems in the future effectively.

IF WE FAIL TO COMPLY WITH OUR CORPORATE INTEGRITY AGREEMENT, WE COULD BE REQUIRED TO PAY SIGNIFICANT MONETARY PENALTIES.

         In December 2000, we entered into a corporate integrity agreement with the Office of Inspector General. Under this agreement, we have an affirmative obligation to report violations of applicable laws and regulations. This obligation could result in greater scrutiny of us by regulatory authorities. Complying with our corporate integrity agreement will require additional efforts and costs. Our failure to comply with the terms of the corporate integrity agreement could subject us to significant monetary penalties.

IF WE BECOME SUBJECT TO MALPRACTICE AND RELATED LEGAL CLAIMS, WE COULD BE REQUIRED TO PAY SIGNIFICANT DAMAGES.

         In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice or related legal theories. Many of these actions involve large claims and significant defense costs. To protect ourselves from the cost of these claims, we generally maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available at a reasonable cost for us to maintain adequate levels of insurance.

WE COULD INCUR SUBSTANTIAL LIABILITY IF THE DISTRIBUTION OF OUR STOCK FROM HCA WERE TO BE TAXABLE.

         On March 30, 1999, HCA received a private letter ruling from the Internal Revenue Service concerning the United States federal income tax consequences of the distribution by HCA of our common stock and the common stock of Triad Hospitals, Inc., a publicly-traded company comprising the former Pacific Group of HCA, and the restructuring transactions that preceded the distribution. The private letter ruling provides that the distribution generally was tax-free to HCA and HCA's stockholders, except for any cash received instead of fractional shares. The IRS has issued additional private letter rulings that supplement its March 30, 1999 ruling stating that certain transactions occurring after the distribution do not adversely affect the private letter rulings previously issued by the IRS. The March 30, 1999 ruling and the supplemental rulings are based on the accuracy of representations as to numerous factual matters and as to certain intentions of HCA, Triad and LifePoint. The inaccuracy of any of those representations could cause the IRS to revoke all or part of any of the rulings retroactively.

         If the distribution were to fail to qualify for tax-free treatment, then, in general, additional corporate tax, which would be substantial, would be payable by the consolidated group of which HCA is the common parent. Each member of HCA's consolidated group at the time of the distribution, including LifePoint, would be jointly and severally liable for this tax liability. In addition, LifePoint entered into a tax sharing and indemnification agreement with HCA and Triad, which prohibits LifePoint from taking actions that could jeopardize the tax treatment of either the distribution or the restructuring transactions that preceded the distribution, and requires LifePoint to indemnify HCA and Triad for any taxes or other losses that result from LifePoint's actions, which amounts could be substantial. If LifePoint were required to make any indemnity payments or otherwise were liable for additional taxes relating to the distribution, LifePoint's results of operations could be materially adversely affected.

WE DEPEND ON DIVIDENDS AND OTHER INTERCOMPANY TRANSFERS OF FUNDS TO MEET OUR FINANCIAL OBLIGATIONS.

         We are a holding company and hold most of our assets and conduct most of our operations through direct and indirect subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we depend on dividends and other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including payment of principal and interest on the senior subordinated notes issued by our subsidiary, LifePoint Hospitals Holdings, Inc. The ability of our subsidiaries to pay dividends or make other payments or advances will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing indebtedness of these subsidiaries.

OUR ANTI-TAKEOVER PROVISIONS MAY DISCOURAGE ACQUISITIONS OF CONTROL EVEN THOUGH OUR STOCKHOLDERS MAY CONSIDER THESE PROPOSALS DESIRABLE.

         Provisions in our certificate of incorporation and bylaws may have the effect of discouraging an acquisition of control not approved by our board of directors. These provisions include:

         - the issuance of "blank check" preferred stock by the board of directors without stockholder approval;

         - higher stockholder voting requirements for some transactions, including business combinations with related parties (i.e., a "fair price provision");

         - a prohibition on taking actions by the written consent of stockholders;

         - restrictions on the persons eligible to call a special meeting of stockholders;

         -        classification of the board of directors into three classes;
                  and

         - the removal of directors only for cause and by a vote of 80% of the outstanding voting power.

         These provisions may also have the effect of discouraging third parties from making proposals involving our acquisition or change of control, although a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions could further have the effect of making it more difficult for third parties to cause the replacement of our board of directors.

         We have also adopted a stockholder rights plan. This stockholder rights plan is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the board of directors, could impair our ability to represent stockholder interests. The provisions of this stockholder rights plan may render an unsolicited takeover more difficult or might prevent a takeover.

         Provisions of the tax sharing and indemnification agreement that are intended to preserve the tax-free status of the distribution could also discourage takeover proposals or make them more expensive.

         We are subject to provisions of Delaware corporate law which may also restrict some business combination transactions. Delaware law may further discourage, delay or prevent someone from acquiring or merging with us.

WE HAVE NEVER PAID AND HAVE NO CURRENT PLANS TO PAY A DIVIDEND ON OUR COMMON SHARES.

         We have never paid a cash dividend and we do not anticipate paying any cash dividends in the foreseeable future. Our senior credit facility also restricts the payment of cash dividends. If we incur any future indebtedness to refinance our existing indebtedness or to fund our future growth, our ability to pay dividends may be further restricted by the terms of this indebtedness.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

         The trading price of our common stock has been and may continue to be subject to wide fluctuations. Our stock price may fluctuate in response to a number of events and factors, including:

         -        quarterly variations in operating results;

         - changes in financial estimates and recommendations by securities analysts;

         - the operating and stock price performance of other companies that investors may deem comparable; and

         -        news reports relating to trends in our markets.

         Broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

                           FORWARD LOOKING STATEMENTS

         This reoffer prospectus and other materials we have filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by us, contain, or will contain, disclosures which are "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as "may", "believe", "will", "expect", "project", "estimate", "anticipate", "plan" or "continue." These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations and future financial condition and results. These factors include, but are not limited to:

         - the highly competitive nature of the healthcare business including the competition to recruit general and specialized physicians;

         - the efforts of insurers, healthcare providers and others to contain healthcare costs;

         - possible changes in the Medicare program that may further limit reimbursements to healthcare providers and insurers;

         - changes in federal, state or local regulation affecting the healthcare industry;

         -        the possible enactment of federal or state healthcare reform;

         - the ability to attract and retain qualified management and personnel, including physicians and nurses, consistent with our expectations and targets;

         -        our ability to acquire hospitals on favorable terms;

         -        liabilities and other claims asserted against us;

         - uncertainty associated with the newly issued HIPAA regulations;

         - the ability to enter into, renegotiate and renew payor arrangements on acceptable terms;

         - the availability and terms of capital to fund our business strategy;

         -        implementation of our business strategy and development plans;

         - our ongoing efforts to monitor, maintain and comply with applicable laws, regulations, policies and procedures including those required by the corporate integrity agreement that we entered into with the government in December, 2000;

         - the ability to increase patient volumes and control the costs of providing services and supply costs;

         - successful development or license, performance and use of management information systems, including software for efficient claims processing;

         - limitations placed on us to preserve the tax treatment of the distribution of our common stock from HCA;

         -        fluctuations in the market value of our common stock;

         -        changes in accounting practices;

         -        changes in general economic conditions; and

         -        other risk factors described in this reoffer prospectus.

         As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on behalf of our company. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this reoffer prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering.

                              SELLING STOCKHOLDERS

         The selling stockholders consist of seven officers of our company who acquired an aggregate of 560,975 shares of our common stock pursuant to our Executive Stock Purchase Plan.

         We are registering all 560,975 shares covered by this reoffer prospectus on behalf of the selling stockholders named in the table below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from selling stockholders as a gift, partnership distribution or another non-sale related transfer after the date of this reoffer prospectus to resell the shares when they deem appropriate. We refer to all of these possible sellers as "selling stockholders" in this reoffer prospectus.

         The following table sets forth information regarding the beneficial ownership of the common stock by the selling stockholders as of July 31, 2001. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

                                                                           Shares
                                                                        Beneficially
                                        Shares           Maximum         Owned After
                                     Beneficially       Number of        Completion
                                    Owned Prior to     Shares Being        of the
 Name(l)                            the Offering(2)       Offered       Offering(2)(3)
 -------                            ---------------       -------       --------------
Kenneth C. Donahey                      401,857           146,341          255,516

William F. Carpenter III                324,684           146,341          178,343

Neil D. Hemphill                        222,006            68,293          153,713

Daniel S. Slipkovich(4)                 184,478            73,171          111,307

William M. Gracey(5)                    182,086            73,171          108,915

Robert S. Raplee                         57,621            29,268           28,353

Michael A. Wiechart                      59,238            24,390           34,848

--------------

(1) The address of each selling security holder is c/o LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee, 37027. Each of the selling stockholders is an officer of LifePoint.

(2) Includes shares that the individual has the right to acquire within 60 days through the exercise of stock options (Mr. Donahey 245,112; Mr. Carpenter 177,878; Mr. Hemphill 151,859; Mr. Slipkovich 107,839; Mr. Gracey 107,849; Mr. Raplee 27,494; and Mr. Wiechart 34,147). Also includes shares indirectly owned through the Company's retirement plan (Mr. Donahey 1,308; Mr. Carpenter 465; Mr. Hemphill 743; Mr. Slipkovich 772; Mr. Gracey 750; Mr. Raplee 800; and Mr. Wiechart 701). Share amounts attributable to the retirement plan are estimates based upon a June 30, 2001 value of $44.28 per share.

(3)      In each case represents less than 1% of the outstanding common stock.

(4) Includes 98 shares held by Mr. Slipkovich's wife, as to which he disclaims beneficial ownership.

(5) Includes 55 shares and options to purchase 416 shares held by Mr. Gracey's wife, as to which he disclaims beneficial ownership.

                              PLAN OF DISTRIBUTION

         We do not know how the selling stockholders will sell the shares. They may sell the shares from time to time in any of several ways and in any of several marketplaces, including:

         -        through private negotiations directly with purchasers;

         - through agreements with underwriters, dealers or brokers for their own accounts;

         -        through agreements with underwriters or dealers for resale;

         - in block trades with brokers or dealers who will attempt to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction; or

         -        in brokers' transactions on Nasdaq, subject to its rules.

         We do not know at what prices the selling stockholders may sell the shares. They may sell the shares at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. They may pay usual and customary or specifically negotiated fees, discounts or commissions in connection with these sales. We will not pay any of those fees, discounts or commissions.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act.

         We will bear the expense of preparation and filing of the registration statement of which this reoffer prospectus is a part. The aggregate amount of all these expenses is expected to be approximately $75,000.

         See "Selling Stockholders" for information concerning the beneficial ownership of LifePoint common stock by the selling stockholders.

                                     EXPERTS

         The consolidated financial statements of LifePoint Hospitals, Inc. appearing in LifePoint Hospitals, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Reports and other information concerning us can also be inspected at the offices of Nasdaq, 33 Whitehall Street, New York, New York 10004-2193.

         We have filed a registration statement on Form S-8 with the SEC to register the resale of the common stock issued pursuant to our Executive Stock Purchase Plan. You should rely only on the information contained and incorporated by reference in this reoffer prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this reoffer prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

         - incorporated documents are considered part of the reoffer prospectus;

         - we can disclose important information to you by referring you to those documents; and

         - information that we file with the SEC will automatically update and supercede this reoffer prospectus.

         We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

         - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         - our Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2001;

         -        our Current Report on Form 8-K filed on February 16, 2001; and

         - the description of our capital stock contained in our registration statement on Form 10, dated December 11, 1998, as amended.

         You may request a copy of these filings, at no cost, by writing or telephoning our Corporate Secretary at the following address:

         LifePoint Hospitals, Inc.
         103 Powell Court, Suite 200
         Brentwood, Tennessee  37027
         Attention:  Corporate Secretary
         (615) 372-8500

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this reoffer prospectus but before all the common stock offered by this reoffer prospectus has been sold:

         - reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;

         - definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders' meeting; and

         - any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

         Any statements contained in this reoffer prospectus or in a document incorporated by reference are modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in any such document modifies or supercedes such statement. Any such statement so modified or superceded shall be deemed, as so modified or superseded, to constitute a part of this reoffer prospectus.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

         - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         - our Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2001;

         -        our Current Report on Form 8-K filed on February 16, 2001; and

         - the description of our capital stock contained in our registration statement on Form 10, dated December 11, 1998, as amended.

         All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for:

         -        breach of the director's duty of loyalty;

         - acts or omissions not in good faith, intentional misconduct or a knowing violation of the law;

         - the unlawful payment of a dividend or unlawful stock purchase or redemption; and

         - any transaction from which the director derives an improper personal benefit.

         This provision, however, has no effect on the availability of equitable remedies such as an injunction or rescission. Additionally, this provision will not limit liability under state or federal securities laws.

         Our certificate of incorporation also provides that we shall indemnify our officers and directors to the fullest extent permitted by such law. In addition, we maintain and pay premiums on an insurance policy on behalf of our officers and directors covering losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         We have relied upon Section 4(2) of the Securities Act with respect to the restricted securities to be reoffered or resold pursuant to this registration statement. These securities were issued pursuant to our Executive Stock Purchase Plan to officers of LifePoint.

ITEM 8.  EXHIBITS.

Exhibit
Number                     Description
------                     -----------

4.1      Certificate of Incorporation of LifePoint (a)

4.2      Bylaws of LifePoint (a)

4.3      Form of Specimen Certificate for LifePoint Common Stock (b)

4.4      Rights Agreement dated as of May 11, 1999 between LifePoint and
         National City Bank as rights agent (a)

5.1      Opinion of Waller Lansden Dortch & Davis, PLLC

23.1     Consent of Ernst & Young LLP

23.2     Consent Waller Lansden Dortch & Davis, PLLC (included in Exhibit 5.1)

24.1     Power of Attorney (included on signature page)

99.1     LifePoint Hospitals, Inc. Executive Stock Purchase Plan (a)

-----

(a) Incorporated by reference to exhibits filed with the registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1999, File No. 0-29818.

(b) Incorporated by reference to exhibits filed with the registrant's registration statement on Form 10 under the Securities Exchange Act of 1934, as amended, File No. 0-29818.

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brentwood, state of Tennessee, as of the 31st day of July, 2001.


                                    LIFEPOINT HOSPITALS, INC.



                                    By: /s/ Kenneth C. Donahey
                                        ----------------------------------------
                                        Kenneth C. Donahey
                                        Chairman and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below on this registration statement hereby constitutes and appoints Kenneth C. Donahey and William F. Carpenter III, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign this Form S-8 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Name                                Title                           Date
              ----                                -----                           ----

/s/ Kenneth C. Donahey                Chairman and Chief Executive Officer    July 31, 2001
----------------------------------    (Principal Executive and Financial
Kenneth C. Donahey                    Officer)


/s/ Roberto G. Pantoja                Vice President and Controller           July 31, 2001
----------------------------------    (Principal Accounting Officer)
Roberto G. Pantoja


/s/ Ricki Tigert Helfer               Director                                July 31, 2001
----------------------------------
Ricki Tigert Helfer

/s/ John E. Maupin, Jr., D.D.S.       Director                                July 31, 2001
----------------------------------
John E. Maupin, Jr., D.D.S.

/s/ DeWitt Ezell, Jr.                 Director                                July 31, 2001
----------------------------------
DeWitt Ezell, Jr.

/s/ William V. Lapham                 Director                                July 31, 2001
----------------------------------
William V. Lapham

/s/ Richard H. Evans                  Director                                July 31, 2001
----------------------------------
Richard H. Evans

                                INDEX TO EXHIBITS

Exhibit
Number                     Description
------                     -----------

4.1      Certificate of Incorporation of LifePoint (a)

4.2      Bylaws of LifePoint (a)

4.3      Form of Specimen Certificate for LifePoint Common Stock (b)

4.4      Rights Agreement dated as of May 11, 1999 between LifePoint and
         National City Bank as rights agent (a)

5.1      Opinion of Waller Lansden Dortch & Davis, PLLC

23.1     Consent of Ernst & Young LLP

23.2     Consent of Waller Lansden Dortch & Davis, PLLC (included in Exhibit 5.1)

24.1     Power of Attorney (included on signature page)

99.1     LifePoint Hospitals, Inc. Executive Stock Purchase Plan (a)

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(a)      Incorporated by reference to exhibits filed with the registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1999, File No. 0-29818.

(b) Incorporated by reference to exhibits filed with the registrant's registration statement on Form 10 under the Securities Exchange Act of 1934, as amended, File No. 0-29818.